Exhibit 4.7

                                 FIRST AMENDMENT
                          TO THE ADOPTION AGREEMENT OF
                             UNION BANKSHARES, LTD.
                           PROFIT SHARING 401(k) PLAN

RECITALS:

     1. Union Bankshares, Ltd. is the Employer under the Union Bankshares, Ltd. Profit Sharing 401(k) Plan (the "Plan") which was originally effective January 1, 1989 as to certain qualification provisions and effective October 1, 1993 as to other provisions.

     2. The Employer wants to amend the Plan to provide that if a Profit Sharing Contribution is made as of the last day of the Plan Year, such contribution shall be allocated only to those Participants who are Employees as of the last day of the Plan Year.

AMENDMENT:

          A. Section 15(a) of the Adoption Agreement of the Plan shall be amended as follows:

"15. LIMITATIONS ON BENEFIT ACCRUAL: The Participant will be eligible to share in Employer Contributions and Forfeitures for all Service in the Plan Year provided:

     (a) IF THE HOURS OF SERVICE METHOD UNDER SECTION 3.3 APPLIES: (check if applicable)

          ( ) 1,000 HOURS: The Participant is credited with at least 1,000 Hours of Service, as described in Section 3.5 of the Plan, during the Plan Year (or a proportionate part of 1,000 Hours of Service if participation began on other than the first business day of the Plan Year).

               ( ) EXCEPTION: (check if applicable) This limitation will not apply to accruals of Matching Contributions.

          (X) LAST DAY: The Participant is an Employee on the last business day of the period for which the contribution is made (e.g., last business day of quarter for quarterly contribution, last business day of the Plan Year for annual contribution).

               (X) EXCEPTION: (check if applicable) This limitation will not apply to accruals of Matching Contributions made pursuant to 13(b)."


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This amendment shall be effective for Plan Years beginning on or after January
1, 1994.

     IN WITNESS WHEREOF, the employer has executed this amendment to the Adoption Agreement this 10th day of November, 1994.


                                    /s/Bruce Hall
                                    -------------------------------------------
                                    Bruce Hall
                                    Vice President and Secretary


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